Exhibit 99.1

Jonah Peretti’s Message to Impacted Individuals:

December 6, 2022

I am writing to announce some very difficult changes today across the company. We are reducing our workforce by approximately 12% and letting many talented colleagues go.

If you are impacted by these changes, you will receive an email from Chandler Bondan in the next 5 minutes, including information and an FAQ that hopefully addresses many of your immediate questions. The notification will be followed by a calendar invite for a meeting in the next 36 hours with a manager and an HRBP.

I want all of you, but especially those that are receiving difficult news today, to know that these changes do not reflect on the good work that these employees have done over the years to build our company and our brands.

In order for BuzzFeed to weather an economic downturn that I believe will extend well into 2023, we must adapt, invest in our strategy to serve our audience best, and readjust our cost structure.

Our revenues are being impacted by a combination of worsening macroeconomic conditions, and the ongoing audience shift to vertical video, which is still developing from a monetization standpoint. That requires us to lower our costs. Unfortunately, reducing our workforce is an essential part of cost cutting. Staff salaries are the single largest cost at the company.

We are also completing the integration of Complex Networks. We’ve learned a lot through the first 11 months since Complex joined us, and see clear opportunities to consolidate and centralize some areas where we’ve had duplication. This will not affect the editorial independence of Complex or any of our brands.

The path I’m laying out today is the result of a deliberate and collaborative resource allocation review among the leadership team, which prioritizes:

•	Investing in areas that will drive growth, and shifting away from areas with less audience engagement
•	And, building a more robust creator business, which requires a close conduit between content, business, and tech, and bringing additional skills and tools to the organization

I know that there’s nothing I can write here to make this easier for anyone losing their job today. While I believe in the strategy we’re pursuing, and know it’s necessary to navigate the challenging year ahead, that’s no comfort if you are directly affected. So my focus today, which I know Chandler and the rest of our leadership team shares, is to give employees the respect and support they deserve as they exit the company.

I’m deeply grateful for everything that those impacted have contributed to our community and to BuzzFeed.

Jonah

Forward-Looking Statements Disclaimer

The disclosure contained in this current report contains forward-looking statements, including statements concerning the expected timing, charges and costs associated with the planned workforce reductions. These forward-looking statements are based on the Company’s current expectations and inherently involve risks and uncertainties. The actual timing, charges and costs could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. Factors that could cause actual results to differ materially from the statements included in this current report include difficulties encountered in implementing the planned workforce reductions such as litigation or other claims arising out of the reduction. Further information on potential factors that could affect the Company’s business and financial results are included in the Company’s Annual Report on Form 10-K for the year ended on December 31, 2021 and in its Quarterly Report on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.